                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): February 7, 2001



                       CHICAGO BRIDGE & IRON COMPANY N.V.
             (Exact name of registrant as specified in its charter)



                                 The Netherlands
                 (State or other jurisdiction of incorporation)



         1-12815                                              N.A.
(Commission File Number)                       (IRS Employer Identification No.)

         Polarisavenue 31
         2132 JH Hoofdorp
         The Netherlands                                      N.A.
(Address of principal executive offices)                   (Zip Code)

        Registrant's telephone number, including area code: 31-23-568-5660

                                      N.A.
          (Former name or former address, if changed since last report)

Item 2.        Acquisition or Disposition of Assets

               On February 7, 2001, the Company acquired substantially all of the assets (the "Assets") of the Engineered Construction Division and the Water Division (the "Divisions") of Pitt-Des Moines, Inc. ("PDM") for a consideration of 2,848,172 common shares of the Company (the "CB&I Shares"; including 282,575 collar shares for price protection if required) and $40 million in cash (the "Transaction"). PDM is obligated to remit to the Company net proceeds from the disposition of the CB&I Shares in excess of $44 million. The source of funds for the cash portion of the purchase price was a private placement of 837,692 common shares of the Company to Farinvest, Ltd, an affiliate of WEDGE Group Incorporated ("WEDGE") and 1,623,846 common shares of the Company's stock plus warrants to purchase, at nominal value, 251,598 common shares of the Company to First Reserve Fund VIII, L.P. ("First Reserve"), plus 250,000 warrants, subject to decrease depending on the number of common shares repurchased by the Company prior to June 30, 2001.

               The Engineered Construction Division engineers, fabricates and constructs storage tanks and systems, process systems, and unique plate structures for the petroleum, petrochemical, cryogenic, liquid natural gas, defense and aerospace industries. The Water Division designs, fabricates and constructs water storage tank projects including conventional styles such as ground storage reservoirs and standpipes, steel elevated tanks and composite elevated tanks as well as unique projects involving one-of-a-kind tanks designed for specific applications. The Divisions will be integrated with current CB&I business units and the Assets will continue to be used in the same lines of business.

               Copies of (i) the Company's press release dated February 7, 2001,
(ii) the Asset Purchase Agreement dated February 7, 2001 between the Company and PDM setting forth the terms and conditions of the Transaction, (iii) the Shareholder Agreement dated February 7, 2001 among the Company, PDM and certain shareholders (iv) the Standby Funding Agreement dated February 7, 2001 among the Company, PDM and Farinvest, Ltd., (v) the Post-Closing Risk Allocation Agreement dated February 7, 2001 between the Company and PDM, (vi) Amendments dated February 7, 2001 to shareholder agreements dated December 28, 2000 between the Company and First Reserve and between the Company and WEDGE, respectively, (vii) the Stock Purchase Agreement dated February 7, 2001 between the Company and First Reserve Fund, and (viii) the Stock Purchase agreement dated February 7, 2001 between the Company and Farinvest, Ltd. are attached as exhibits hereto.

Item 5.        Other Events and Regulation FD Disclosure

               The Company granted First Reserve a warrant to purchase 82,118 common shares of the Company at an exercise price of NLG0.01 per share in lieu of a previously agreed grant to First Reserve of a warrant to purchase 149,305 common shares of the Company at an exercise price of NLG0.01 (see the Company's Form 8-K Current Report dated December 28, 2000).


Item 7.        Financial Statements and Exhibits

               (a)   Financial statements of the Divisions

               (b)   Pro forma financial information.


               (c)   Exhibits

                  (1)      Company Press Release dated February 7, 2001.

                  (2) Asset Purchase Agreement dated as of February 7, 2001 between Pitt-Des Moines, Inc., as Seller and Chicago Bridge & Iron Company N.V. and CB&I Constructors, Inc., as Purchaser.

                  (3) Shareholder Agreement dated as of February 7, 2001 by and among Chicago Bridge & Iron Company N.V., Pitt-Des Moines, Inc. and certain shareholders of CB&I.

                  (4) Standby Funding Agreement dated as of February 7, 2001 by and among Chicago Bridge & Iron Company N.V., Pitt-Des Moines, Inc. and Farinvest, Ltd.

                  (5) Post-Closing Risk Allocation Agreement dated as of February 7, 2001 by and between Chicago Bridge & Iron Company N.V. and Pitt-Des Moines, Inc.

                  (6) Amendment dated as of February 7, 2001 to Shareholder Agreement dated as of February 7, 2001 by and among Chicago Bridge & Iron Company N.V., First Reserve Fund VIII, L.P. and certain shareholders of CB&I.*

                  (7) Amendment dated as of February 7, 2001 to Shareholder Agreement dated as of February 7, 2001 by and among Chicago Bridge & Iron Company N.V., WEDGE Group Incorporated and certain shareholders of CB&I.*

                  (8) Stock Purchase Agreement dated as of February 7, 2001 by and between Chicago Bridge & Iron Company N.V. and First Reserve Fund VIII, L.P.

                  (9) Stock Purchase Agreement dated as of February 7, 2001 by and between Chicago Bridge & Iron Company N.V. and Farinvest, Ltd.

               ------------------

               * See Company's Form 8-K Current Report dated December 28, 2000 for full text of Shareholder Agreement of such date.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         CHICAGO BRIDGE & IRON COMPANY N.V.
                                         By:  Chicago Bridge & Iron Company B.V.
                                         Its: Managing Director


Date:  February 22, 2001                 By: /s/ Timothy J. Wiggins
                                             ----------------------
                                                 Managing Director

                      LIQUID & CRYOGENIC AND WATER STORAGE

                          COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                       WITH REPORT OF INDEPENDENT AUDITORS

                      LIQUID & CRYOGENIC AND WATER STORAGE
                          COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




                                    CONTENTS


Report of Independent Auditors................................................2

Audited Combined Financial Statements

Combined Statements of Income.................................................3
Combined Statements of Financial Condition....................................4
Combined Statements of Cash Flows.............................................6
Combined Statements of Equity.................................................7
Notes to Combined Financial Statements........................................8

                         Report of Independent Auditors



The Board of Directors and Stockholder

We have audited the accompanying combined statements of financial condition of Liquid & Cryogenic and Water Storage (See Basis of Presentation) as of December 31, 1999 and 1998, and the related combined statements of income, equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial condition of Liquid & Cryogenic and Water Storage as of December 31, 1999 and 1998, and the related combined statements of income and cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                                /s/



Pittsburgh, Pennsylvania
February 28, 2000

                      LIQUID & CRYOGENIC AND WATER STORAGE
                          COMBINED STATEMENTS OF INCOME



                                         (Unaudited)
                               Nine months ended September 30,               Years ended December 31,
                               -------------------------------   ------------------------------------------------
                                    2000             1999             1999             1998             1997
                               -------------    -------------    -------------    -------------    -------------
Earned revenue                 $ 181,054,722    $ 202,144,079    $ 280,671,210    $ 241,503,449    $ 189,715,326
Cost of earned revenue          (158,786,858)    (174,773,649)    (244,956,844)    (208,812,284)    (162,690,960)
                               -------------    -------------    -------------    -------------    -------------
Gross profit from operations      22,267,864       27,370,430       35,714,366       32,691,165       27,024,366

Selling, general and
  administrative expenses        (14,358,503)     (15,193,248)     (20,732,476)     (20,187,852)     (17,623,340)
Corporate allocation              (1,609,000)      (2,209,000)      (2,630,000)      (2,735,000)      (1,786,000)
                               -------------    -------------    -------------    -------------    -------------
      Income from operations       6,300,361        9,968,182       12,351,890        9,768,313        7,615,026

Other income/(expense):
      Interest income                223,243           61,118           90,417             --               --
      Interest expense                  --            (70,978)         (89,887)         (24,794)            --
      Gain on sale of assets            --              3,839           11,558           20,465           27,622
      Miscellaneous, net             247,347          (21,417)        (146,655)         155,265         (927,961)
                               -------------    -------------    -------------    -------------    -------------
                                     470,590          (27,438)        (134,567)         150,936         (900,339)
                               -------------    -------------    -------------    -------------    -------------
Income before income taxes         6,770,951        9,940,744       12,217,323        9,919,249        6,714,687
Income tax expense                (2,708,380)      (3,741,696)      (4,586,798)      (3,585,027)      (2,706,003)
                               -------------    -------------    -------------    -------------    -------------
Net income                     $   4,062,571    $   6,199,048    $   7,630,525    $   6,334,222    $   4,008,684
                               =============    =============    =============    =============    =============




See Notes to Combined Financial Statements.

                      LIQUID & CRYOGENIC AND WATER STORAGE
                   COMBINED STATEMENTS OF FINANCIAL CONDITION



                                                 (Unaudited)
                                                 September 30,               December 31,
                                                 -------------    ------------------------------
                                                      2000             1999             1998
                                                 -------------    -------------    -------------
Assets

Current Assets

         Cash and cash equivalents               $   4,917,854    $   4,922,616    $   5,048,722
         Accounts and notes receivable              42,692,650       41,314,458       39,217,719
         Inventories                                 2,355,802        1,875,939        1,894,035
         Costs and estimated profits in excess
           of billings                              35,550,230       41,590,423       33,987,723
         Deferred income taxes                       1,186,466        1,837,486        1,579,968
         Prepaid assets                              1,047,596          467,002          319,535
                                                 -------------    -------------    -------------
                  Total Current Assets              87,750,598       92,007,924       82,047,702



Other Assets                                         2,031,571        2,638,050        1,733,170

Property, Plant and Equipment
         Land                                          502,819          502,819          502,819
         Buildings                                   7,451,920        7,394,117        6,405,560
         Machinery and equipment                    38,875,024       36,303,514       35,208,711
                                                 -------------    -------------    -------------
                                                    46,829,763       44,200,450       42,117,090
Allowances for depreciation                        (34,768,859)     (32,373,864)     (31,002,717)
                                                 -------------    -------------    -------------
         Net Property, Plant and Equipment          12,060,904       11,826,586       11,114,373
                                                 -------------    -------------    -------------
Total Assets                                     $ 101,843,073    $ 106,472,560    $  94,895,245
                                                 =============    =============    =============



See Notes to Combined Financial Statements.

                      LIQUID & CRYOGENIC AND WATER STORAGE
                   COMBINED STATEMENTS OF FINANCIAL CONDITION


                                                          (Unaudited)
                                                          September 30,          December 31,
                                                          -------------  ---------------------------
                                                              2000           1999           1998
                                                          -------------  ------------   ------------
Liabilities and Equity

Current Liabilities
      Accounts payable                                    $ 23,218,036   $ 33,437,266   $ 22,635,368
      Accrued compensation, related taxes and benefits       4,385,338      6,180,565      4,519,401
      Other accrued expenses                                   717,961        522,592      1,093,311
      Billings in excess of costs and estimated profits      6,179,419      8,664,849      3,510,279
      Casualty and liability insurance                            --          432,777        164,675
                                                          ------------   ------------   ------------
      Total Current Liabilities                             34,500,754     49,238,049     31,923,034

Payable to Pitt-Des Moines, Inc.                            58,913,015     47,347,375     55,997,995

Deferred Income Taxes                                          127,466        127,466         80,599


Equity                                                       8,301,838      9,759,670      6,893,617
                                                          ------------   ------------   ------------
Total Liabilities and Equity                              $101,843,073   $106,472,560   $ 94,895,245
                                                          ============   ============   ============




See Notes to Combined Financial Statements.

                      LIQUID & CRYOGENIC AND WATER STORAGE
                        COMBINED STATEMENTS OF CASH FLOWS



                                                            (Unaudited)
                                                     Nine months ended September 30,             Years ended December 31,
                                                     ------------------------------  --------------------------------------------
                                                         2000            1999            1999            1998           1997
                                                     ------------    ------------    ------------    ------------    ------------
Cash Flows From Operating Activities
   Net income                                        $  4,062,571    $  6,199,048    $  7,630,525    $  6,334,222    $  4,008,684
   Adjustments to reconcile net income
     to net cash provided (utilized)
     by operating activities:
   Depreciation and amortization                        3,011,934       2,610,898       3,796,080       2,575,468       2,296,808
   (Gain) loss on sale of assets                             --            (3,839)        (11,558)        (20,465)        (27,622)
   Deferred income taxes (credits)                        651,020            --          (269,070)       (242,283)       (235,351)
   Minority interest, net of dividends paid                  --              --              --          (267,271)        284,538
   Other non-cash credits                                (199,961)       (308,346)       (467,644)       (120,885)        110,534
   Change in operating assets and liabilities
     (using) providing cash:
   Accounts receivable                                 (1,378,192)     (3,130,221)     (2,096,739)     (8,989,923)      1,145,711
   Inventories                                           (479,863)        224,143          18,096        (458,393)        815,403
   Prepaid expenses                                      (580,594)       (336,315)       (147,467)       (113,331)        (65,752)
   Costs, estimated profits and billings,
     net                                                3,554,763      12,385,425      (2,448,130)     (6,902,006)    (11,833,605)
   Accounts payable                                   (10,219,230)     (1,224,840)     10,801,898      (1,072,354)      1,391,300
   Accrued liabilities                                 (2,032,635)      2,497,221       1,358,547         845,719          48,915
                                                     ------------    ------------    ------------    ------------    ------------
   Net cash provided (utilized)
     by operating activities                           (3,610,187)     18,913,174      18,164,538      (8,431,502)     (2,060,437)

Cash Flows from Investing Activities
   Capital expenditures                                (1,447,133)     (2,413,693)     (4,215,686)     (4,403,205)     (2,650,514)
   Proceeds from sale of assets                             3,912          99,466          13,976          83,055          34,245
   Acquisitions, net of cash acquired                        --              --              --          (614,135)       (927,517)
   Change in non-current assets                           752,130        (730,999)       (731,377)         57,591          87,816
                                                     ------------    ------------    ------------    ------------    ------------
   Net cash utilized by investing activities             (691,091)     (3,045,226)     (4,933,087)     (4,876,694)     (3,455,970)

Cash Flows from Financing Activities
   Increase (decrease) in borrowings
     from PDM, Inc.                                     4,296,516      (5,818,405)    (13,357,557)     13,812,860       6,345,778
                                                     ------------    ------------    ------------    ------------    ------------
   Net cash provided by financing activities            4,296,516      (5,818,405)    (13,357,557)     13,812,860       6,345,778
                                                     ------------    ------------    ------------    ------------    ------------
   Increase (decrease) in cash
     and cash equivalents                                  (4,762)     10,049,543        (126,106)        504,664         829,371
   Cash and cash equivalents
     at beginning of year                               4,922,616       5,048,722       5,048,722       4,544,058       3,714,687
                                                     ------------    ------------    ------------    ------------    ------------
Cash and cash equivalents at end of period           $  4,917,854    $ 15,098,265    $  4,922,616    $  5,048,722    $  4,544,058
                                                     ============    ============    ============    ============    ============



See Notes to Combined Financial Statements.

                      LIQUID & CRYOGENIC AND WATER STORAGE
                          COMBINED STATEMENTS OF EQUITY





                                                     Net Equity
--------------------------------------------------------------------------------
Balance on January 1, 1997                          $ 4,683,526
   Net Income                                         4,008,684
   Transfer to Pitt-Des Moines, Inc.                 (4,446,368)
--------------------------------------------------------------------------------
Balance on December 31, 1997                          4,245,842
   Net Income                                         6,334,222
   Transfer to Pitt-Des Moines, Inc.                 (3,686,447)
--------------------------------------------------------------------------------
Balance on December 31, 1998                          6,893,617
   Net Income                                         7,630,525
   Transfer to Pitt-Des Moines, Inc.                 (4,764,472)
--------------------------------------------------------------------------------
Balance on December 31, 1999                          9,759,670
   Net Income                                         4,062,571
   Transfer to Pitt-Des Moines, Inc.                 (5,520,403)
--------------------------------------------------------------------------------
Balance on September 30, 2000 (Unaudited)           $ 8,301,838
--------------------------------------------------------------------------------


See Notes to Combined Financial Statements.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The Liquid & Cryogenic and Water Storage combined financial statements consist of two divisions of Pitt-Des Moines, Inc. and two wholly owned subsidiaries (the "Company") that, when combined, provide engineering and design, procurement, fabrication, erection, and rehabilitation of steel products such as liquid and cryogenic storage and processing systems and water storage systems.

The accompanying combined financial statements include the accounts of the following businesses and entities, all of which are under common control.

         Businesses                                          Form of Entity
         ----------                                          --------------
PDM Engineered Construction                   Division of Pitt-Des Moines, Inc.
PDM Water                                     Division of Pitt-Des Moines, Inc.
Construcciones PDM Venezuela, C.A.            Corporation-Subsidiary of Pitt-Des Moines, Inc.
Hycon, Inc.                                   Corporation-Subsidiary of Pitt-Des Moines, Inc.

The preparation of the Company's combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the financial condition dates and the reported amounts of revenue and expenses during the reporting periods.

Unaudited combined financial statements as of and for the nine months ended September 30, 2000 and 1999 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

CLASSIFICATIONS OF CURRENT ASSETS AND LIABILITIES
The Company includes in current assets and current liabilities amounts realizable and payable under contracts which extend beyond one year. Other assets and liabilities are classified as current or non-current on the basis of expected realization or payment within or beyond one year, respectively.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents are defined as cash and short-term investments with maturities of three months or less at the time of acquisition.

                     NOTES TO COMBINED FINANCIAL STATEMENTS


INVENTORIES
Inventories of raw materials and fabricated parts are valued at the lower of first-in, first-out (FIFO) cost or market.

Contract material inventories included in accumulated contract costs are valued using the specific identification method.

DEPRECIATION AND AMORTIZATION
Land, buildings, machinery and equipment are carried at cost. Buildings, machinery and equipment, including capitalized leases, are generally depreciated by accelerated methods.

REVENUE RECOGNITION
The Company's revenues are composed of products and services provided under engineering and construction contracts. The Company recognizes construction contract revenues using the percentage-of-completion method. Percentage-of-completion is based upon input measures such as cost-to-cost and labor hours. Contract revenue is generally based on the relationship of actual costs incurred to date to total estimated costs, but for Water Storage contracts is based on the proportion of man-hours incurred to date to total estimated man-hours.

As long-term contracts extend over one or more years, revisions to estimates of costs and profits are reflected in the accounting period in which the facts which require the revisions become known. At the time a loss on a contract becomes known, the entire amount of the estimated loss is recognized in the financial statements.

The Company has a history of making reasonably dependable estimates of the extent of progress towards completion, contract revenues, and contract costs on its long-term contracts. However, due to uncertainties inherent in the estimation process, actual results could differ materially from those estimates.

Revenue from contract change orders and claims is recognized when the settlement is probable and the amount can be reasonably estimated. Contract costs include all direct material, labor, subcontract costs and those indirect costs related to contract performance. Costs and estimated profits in excess of billings are classified as a current asset. Amounts billed in excess of costs and estimated profits are classified as a current liability.

RECENT ACCOUNTING PRONOUNCEMENTS
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended, addresses the accounting for derivatives and hedging activities and is effective for years starting after June 15, 2000.

The Company does not currently utilize derivatives or engage in hedging activities; therefore, management does not anticipate that the adoption of this statement will have a material impact on the Company's financial position or results of operations.

                     NOTES TO COMBINED FINANCIAL STATEMENTS


CORPORATE ALLOCATION AND RELOCATION COSTS
The corporate allocation in the accompanying Combined Statements of Income is an estimate of the Company's share of Pitt-Des Moines, Inc.'s general corporate expenses. Historically, Pitt-Des Moines, Inc. has not allocated corporate expenses to its divisions. An estimate was prepared solely for the purpose of preparing these combined statements. The allocation represents the Company's proportionate share of half of Pitt-Des Moines, Inc.'s total corporate expenses, as calculated by dividing the Company's earned revenue by Pitt-Des Moines, Inc.'s consolidated earned revenue.

Also included in the accompanying Combined Statements of Income are costs associated with the relocation of certain PDM Engineered Construction employees to Houston, Texas. The costs totaled $589,591 (unaudited), $1,413,435 and $1,272,092 (unaudited) for the nine months ended September 30, 2000, the year ended December 31, 1999 and nine months ended September 30, 1999, respectively.

ACQUISITIONS
During 1998, the Company completed the acquisition of the remaining 40 percent interest in Tecnologia de Almacenamiento Industrial, TAI,S.A., an engineering and construction company located in Caracas, Venezuela.

During 1997, the Company completed the following acquisitions:

   - HyCon, Inc. (remaining 10% interest acquired), a tank related construction company located in Harpersville, Alabama.

   - Tecnologia de Almacenamiento Industrial, TAI,S.A. (60% interest acquired), an engineering and construction company located in Caracas, Venezuela.

All acquisitions have been accounted for as purchases and, accordingly, operating results have been included in the Company's combined financial statements since the date of acquisition. Pro forma information has not been presented because it is not material.

ACCOUNTS AND NOTES RECEIVABLE
Accounts and notes receivable at December 31, 1999 and 1998, include approximately $14.7 million and $10.0 million, respectively, due from customers in accordance with applicable retainage provisions of engineering and construction contracts. These amounts become due upon completion of such contracts. The 1999 amount is expected to be collected during 2000. The allowance for doubtful accounts was approximately $0.2 million (unaudited), $0.4 million and $0.5 million on September 30, 2000 and December 31, 1999 and 1998, respectively.

                     NOTES TO COMBINED FINANCIAL STATEMENTS


COSTS AND ESTIMATED PROFITS ON UNCOMPLETED CONTRACTS
Costs and estimated profits on uncompleted contracts are summarized as follows:


                                                 September 30,              December 31,
                                                 -----------------------------------------------
                                                     2000              1999             1998
                                                  (Unaudited)
------------------------------------------------------------------------------------------------
Costs incurred on uncompleted contracts          $ 479,936,186    $ 515,347,197    $ 342,562,058
Estimated profits                                   61,554,089       72,717,781       45,773,969
------------------------------------------------------------------------------------------------
                                                   541,490,275      588,064,978      388,336,027
Billings to date                                  (512,119,464)    (555,139,404)    (357,858,583)
------------------------------------------------------------------------------------------------
                                                 $  29,370,811    $  32,925,574    $  30,477,444
================================================================================================


Costs, estimated profits and billings on uncompleted contracts are included in the accompanying Consolidated Statements of Financial Condition under the following captions:


                                                 September 30,              December 31,
                                                 -----------------------------------------------
                                                     2000              1999             1998
                                                  (Unaudited)
------------------------------------------------------------------------------------------------
Costs and estimated profits in
excess of billings                               $   35,550,230   $   41,590,423   $   33,987,723
------------------------------------------------------------------------------------------------
Billings in excess of costs and
estimated profits                                    (6,179,419)      (8,664,849)      (3,510,279)
------------------------------------------------------------------------------------------------
                                                 $   29,370,811   $   32,925,574   $   30,477,444
================================================================================================

PENSIONS
Most employees of the Company are covered under one of the noncontributory defined benefit pension plans sponsored by Pitt-Des Moines, Inc. Plans covering salaried employees, which are not specifically accounted for at the division/subsidiary level, but have generally been provided for through the PDM corporate allocations, provide monthly benefits at retirement age based on the participant's monthly salary and years of employment. Plans covering hourly employees, which are accounted for at the division/subsidiary level, generally provide benefits of stated amounts for each year of service although certain of such plans provide benefits based on the participant's hourly wage rate and years of service. The plans permit the sponsor, at any time, to amend or terminate the plans subject to union approval, if applicable.

The Company's policy is to fund the legal minimum required contributions. Plan assets on December 31, 1999 consisted primarily of listed stocks, bonds, investments in pooled funds and group annuity contracts of insurance carriers.

                     NOTES TO COMBINED FINANCIAL STATEMENTS


Net periodic pension expense for the Company's defined benefit pension plans attributable to hourly employees included the following components:


YEARS ENDED DECEMBER 31,                           1999          1998         1997
-------------------------------------------------------------------------------------
Service cost-benefits earned during the period   $ 101,744    $  91,906    $  87,179
Interest cost on projected benefit obligation      311,894      299,448      283,413
Expected return on plan assets                    (429,510)    (368,662)    (300,547)
Amortization of transition amount                   (1,346)      (1,346)      (1,346)
Amortization of prior service cost                  48,920       45,284       42,324
Recognized net actuarial gain                      (17,981)      (7,482)        --
-------------------------------------------------------------------------------------
Net periodic pension expense                     $  13,721    $  59,148    $ 111,023
=====================================================================================


The following assumptions were used in the determination of net periodic cost:


YEARS ENDED DECEMBER 31,                         1999      1998      1997
-------------------------------------------------------------------------
Discount rate                                    6.8%      7.0%      7.5%
Rate of increase in compensation levels          5.5%      5.5%      5.5%
Expected long-term rate of return on assets      9.0%      9.0%      9.0%
-------------------------------------------------------------------------

The interest rates used to discount actuarial liabilities to present value at December 31, 1999 and 1998 were 7.75 percent and 6.75 percent, respectively.

The following table sets forth the change in benefit obligation, plan assets and funded status of the Company's defined benefit pension plans that are attributable to hourly employees:

DECEMBER 31,                                           1999           1998
--------------------------------------------------------------------------------
Change in benefit obligation
   Benefit obligation at beginning of year          $ 4,687,298    $ 4,318,539
   Service cost                                         101,744         91,906
   Interest cost                                        311,894        299,447
   Plan amendments                                       59,656           --
   Benefits paid                                       (249,712)      (277,670)
   Actuarial (gain) or loss                            (614,470)       222,283
   Other                                                   --           32,793
--------------------------------------------------------------------------------
Benefit obligation at end of year                   $ 4,296,410    $ 4,687,298
--------------------------------------------------------------------------------
Change in plan assets
   Fair value of plan assets at beginning of year   $ 4,826,387    $ 4,136,910
   Actual return on plan assets                         285,589        833,268
   Employer contributions                               140,125        133,879
   Benefits paid                                       (249,712)      (277,670)
--------------------------------------------------------------------------------
Fair value of plan assets at end of year            $ 5,002,389    $ 4,826,387
--------------------------------------------------------------------------------
Reconciliation of funded status
   Funded status                                    $   705,979    $   139,088
   Unrecognized transition amount                        (1,354)        (2,700)
   Unrecognized prior service cost                      474,522        463,785
   Unrecognized net gain                               (838,248)      (385,675)
--------------------------------------------------------------------------------
Net amount recognized                               $   340,899    $   214,498
--------------------------------------------------------------------------------

                     NOTES TO COMBINED FINANCIAL STATEMENTS


Amounts recognized in the Statements of Financial Condition include:

DECEMBER 31,                      1999          1998
--------------------------------------------------------------
Prepaid benefit cost           $ 340,899     $ 219,882
Accrued benefit liability           --          (5,384)
--------------------------------------------------------------
Net amount recognized          $ 340,899     $ 214,498
--------------------------------------------------------------

The projected benefit obligation and accumulated benefit obligation for pension plans with accumulated benefit obligations in excess of plan assets were $1,923,116 and $2,122,470 as of December 31, 1999 and 1998, respectively. The fair value of plan assets for these plans was $1,582,082 and $1,365,197 as of December 31, 1999 and 1998, respectively.

The Company also makes contributions to certain multi-employer defined benefit pension plans primarily for field union employees. These contributions are determined in accordance with the provisions of negotiated labor contracts and are generally based on the number of man-hours worked. Company contributions and costs recognized for these plans were approximately $2,000 for the years ended December 31, 1999 and 1997. There was no contribution during 1998.

The Company sponsored or contributed to union sponsored defined contribution plans which cover nearly all salaried employees, certain hourly groups in accordance with their union labor contracts and nearly all non-union field employees. Based upon the respective plans, the Company contributions represent either a stated matching percentage of the participant's basic contribution or a stated rate per hour worked. Company contributions and costs recognized for these plans were $1.5 million, $1.3 million and $0.9 million for the years ended December 31, 1999, 1998 and 1997, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN
The Company participates in the Pitt-Des Moines, Inc. noncontributory Employee Stock Ownership Plan (ESOP) which provides salaried employees, who have at least one year of continuous service, an opportunity to own Pitt-Des Moines, Inc. Common Stock and to accumulate additional retirement benefits. The Company's contributions are determined annually by the Board of Directors of Pitt-Des Moines, Inc. in an amount not to exceed the maximum allowable as an income tax deduction.

Company contributions are 100 percent vested after five years of continuous service. The ESOP contribution is allocated to the participant's account based upon the actual salary paid to the participant during that year. The following table sets forth the status of the Company's participation in the ESOP:

YEARS ENDED DECEMBER 31,               1999         1998         1997
--------------------------------------------------------------------------------
Contributions (expense)             $  396,194   $  389,533   $  354,195
Dividends paid on ESOP shares       $   78,981   $   75,416   $   61,750
Number of shares held by ESOP          116,152      125,698      112,301
Plan assets at market value         $2,860,253   $3,016,741   $2,063,540
--------------------------------------------------------------------------------

                     NOTES TO COMBINED FINANCIAL STATEMENTS


PAYABLE TO PITT-DES MOINES, INC.
The payable represents the net of cumulative intercompany activity with Pitt-Des Moines, Inc. Pitt-Des Moines, Inc. makes various payments on the Company's behalf including, among other things, salaried payroll, payroll taxes, insurance and income taxes approximating $50 million annually. Additionally, from time to time, the Company borrows from Pitt-Des Moines, Inc. to finance working capital needs or capital expansion. Any excess cash is generally sent to Pitt-Des Moines, Inc. to repay the obligation.

LETTERS OF CREDIT
From time to time, the Company utilizes stand-by-letters of credit drawn on Pitt-Des Moines, Inc.'s unsecured revolving credit facility. On December 31, 1999, $6.0 million of stand-by-letters of credit were outstanding.

INCOME TAXES
The Company is included in the consolidated federal income tax return of Pitt-Des Moines, Inc. which has been settled through calendar year ended December 31, 1996. The consolidated federal income tax provision is allocated among the groups' members on a separate return basis with tax credits allocated to those members which generated the credits. The current provision for income taxes represents amounts paid or payable. Current federal income tax balances of all affiliated companies are settled with Pitt-Des Moines, Inc. which makes consolidated tax payments. Construcciones PDM Venezuela, C.A. is not subject to state income taxes. State tax provision of subsidiaries are determined based upon applicable state statutes. Deferred income tax assets and liabilities are determined on differences between financial reporting and tax bases of assets and liabilities.

The income tax expense (benefit) included in the Combined Statements of Income is as follows:

YEARS ENDED DECEMBER 31,         1999           1998           1997
--------------------------------------------------------------------------------
Current:
   Federal                  $ 4,072,224    $ 3,190,214    $ 2,482,795
   State                        783,644        637,096        458,559
--------------------------------------------------------------------------------
   Total current expense      4,855,868      3,827,310      2,941,354
Deferred:
   Federal                     (217,326)      (195,690)      (190,091)
   State                        (51,744)       (46,593)       (45,260)
--------------------------------------------------------------------------------
   Total deferred benefit      (269,070)      (242,283)      (235,351)
--------------------------------------------------------------------------------
Total income tax expense    $ 4,586,798    $ 3,585,027    $ 2,706,003
--------------------------------------------------------------------------------


For the unaudited nine month periods ended September 30, 2000 and 1999 the Company recorded income tax provisions of $2,708,380 and $3,741,696, respectively, reflecting income tax rates of approximately 40 and 38 percent, respectively. These rates are based upon the estimated tax rates for the respective years.

                     NOTES TO COMBINED FINANCIAL STATEMENTS


A reconciliation of U.S. statutory federal income tax to the income tax expense on income before income taxes is as follows:

YEARS ENDED DECEMBER 31,                        1999           1998           1997
-------------------------------------------------------------------------------------
U.S. statutory federal income tax expense   $ 4,276,063    $ 3,471,737    $ 2,350,140
Increase in taxes resulting from:
   State taxes less federal benefit             475,735        383,827        268,644
   Other, net                                  (165,000)      (270,537)        87,219
-------------------------------------------------------------------------------------
Income tax expense                          $ 4,586,798    $ 3,585,027    $ 2,706,003
-------------------------------------------------------------------------------------

Deferred taxes reflect the tax effects of differences between the amounts recorded as assets and liabilities for financial reporting purposes and the amounts recorded for income tax purposes. The tax effects of significant temporary differences giving rise to deferred tax assets and liabilities are as follows:

DECEMBER 31,                                      1999            1998
--------------------------------------------------------------------------------
Deferred tax assets:
   Casualty and liability insurance            $   317,359    $   207,734
   Inventory                                       245,277        381,490
   Employee benefits                             1,122,050        810,744
   Accounts receivable allowance                   152,800        180,000
--------------------------------------------------------------------------------
   Total current deferred tax assets             1,837,486      1,579,968
--------------------------------------------------------------------------------
   Property, plant and equipment (long-term)       328,931        270,512
--------------------------------------------------------------------------------
   Total deferred tax assets                   $ 2,166,417    $ 1,850,480
--------------------------------------------------------------------------------
Deferred tax liabilities:
   Pension                                     $   136,360    $    85,799
   Other                                            (8,894)        (5,200)
--------------------------------------------------------------------------------
   Total deferred tax liabilities              $   127,466    $    80,599
--------------------------------------------------------------------------------

Income taxes for the years ended December 31, 1999, 1998 and 1997, were paid by Pitt-Des Moines, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF CB&I AND PDM

     The following unaudited pro forma condensed combined balance sheet as of September 30, 2000 gives effect to the acquisition of PDM (Liquid & Cryogenic and Water Storage) and the related Common Stock issuance as if each had occurred on September 30, 2000. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2000 and for the year ended December 31, 1999 give effect to these transactions as if each had occurred on January 1, 1999.

     The unaudited pro forma condensed combined financial statements do not purport to be indicative of the combined results of operations of CB&I and PDM that might have occurred had the PDM Transaction been completed on such dates, nor are they indicative of future results of operations. The pro forma adjustments related to the purchase price allocation are preliminary, based on information obtained to date that is subject to revisions as additional information becomes available. Such information includes final third party appraisals of PDM's property, plant and equipment, actuarial valuations of the PDM employee benefit plans, and adjustments required to fair value of PDM's contracts in progress, all as of the transaction closing date. Revisions to the preliminary purchase price allocation may have a significant impact on total assets, total liabilities and shareholders' equity, cost of revenues, selling, general and administrative expense, depreciation and amortization, and interest expense.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the notes to the unaudited pro forma condensed combined financial statements, the historical consolidated financial statements of CB&I and related notes included in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the historical financial statements of PDM and related notes included in Item 7(a).

                       CHICAGO BRIDGE & IRON COMPANY N.V.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000
                                   ($ in 000s)

                                                                                    NET ASSETS NOT
                                                             CB&I/HBI       PDM       ACQUIRED BY     PRO FORMA
               ASSETS                                      AS ADJUSTED   HISTORICAL      CB&I         ADJUSTMENTS    AS ADJUSTED
-----------------------------------------------            -----------   ---------- --------------    -----------    -----------
CURRENT ASSETS:
   Cash and cash equivalents                                $   8,004    $   4,918    $      --        $      --      $  12,922
   Accounts receivables                                       132,126       42,693      (11,849)                        162,970
   Contracts in progress with earned revenues
       exceeding related progress billings                     59,647       35,550                                       95,197
   Inventories                                                     --        2,356                                        2,356
  Other current assets                                         14,016        2,233         --             (1,186)(a)     15,063
                                                            ---------    ---------    ---------        ---------      ---------
             TOTAL CURRENT ASSETS                             213,793       87,750      (11,849)          (1,186)       288,508

Property and equipment                                        124,704       12,061                         6,303 (b)    143,068
Intangible assets                                             157,926        1,057                        27,601 (c)    186,584
Long-term receivable                                           47,851           --                                       47,851
Other non-current assets                                       29,981          975                         1,289 (d)     32,245
                                                            ---------    ---------    ---------        ---------      ---------
            TOTAL ASSETS                                    $ 574,255    $ 101,843    $ (11,849)       $  34,007      $ 698,256
                                                            =========    =========    =========        =========      =========


LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------
CURRENT LIABILITIES:
   Notes payable                                            $     535    $    --      $      --        $      --      $     535
   Accounts payable                                            62,115       23,218                                       85,333
   Accrued liabilities                                         45,298        5,103                                       50,401
   Contracts in progress with progress billings
       exceeding related earned revenues                       54,630        6,180                                       60,810
   Income taxes payable and other                               2,329                                                     2,329
                                                            ---------    ---------    ---------        ---------      ---------
      TOTAL CURRENT LIABILITIES                               164,907       34,501           --               --        199,408

Long-term debt                                                114,100           --                         5,500 (e)    119,600
Payable to Pitt-Des Moines                                         --       58,913      (58,913)                             --
Deferred income taxes                                              --          127                          (127)(f)         --
Other non-current liabilities                                  68,700           --                                       68,700
Minority interest in subsidiaries                              32,454           --                                       32,454
                                                            ---------    ---------    ---------        ---------      ---------
      TOTAL LIABILITIES                                       380,161       93,541      (58,913)           5,373        420,162

Common stock subject to redemption                                                                        35,000 (g)     35,000

Common stock                                                      103                                         22 (g)        125
Additional paid-in capital                                    168,304                                     48,978 (g)    252,282
Retained earnings                                              48,312        8,302       47,064          (55,366)(h)     48,312
Stock held in Trust                                           (12,735)                                                 (12,735)
Treasury stock, at cost                                          (752)                                                    (752)
Cumulative translation adjustment                              (9,138)                                                  (9,138)
                                                            ---------    ---------    ---------        ---------      ---------
      TOTAL STOCKHOLDERS' EQUITY                              194,094        8,302       47,064           (6,366)       243,094

                                                            ---------    ---------    ---------        ---------      ---------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $ 574,255    $ 101,843    $ (11,849)       $  34,007      $ 698,256
                                                            =========    =========    =========        =========      =========




          The accompanying notes are an integral part of the pro forma condensed combined balance sheet.

                       CHICAGO BRIDGE & IRON COMPANY N.V.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                       ($ in 000s, except per share data)


                                                   CB&I/HBI          PDM        PRO FORMA
                                                 AS ADJUSTED     HISTORICAL    ADJUSTMENTS       AS ADJUSTED
                                                 -----------    -----------    -----------       -----------
Revenues                                         $   984,339    $   280,671    $        --       $ 1,265,010
Cost of revenues                                     847,545        244,957            344 (a)     1,092,846
                                                 -----------    -----------    -----------       -----------
     Gross profit                                    136,794         35,714           (344)          172,164
Selling and administrative expenses                   81,846         23,362            644 (b)       105,852
Other operating income, net                           (2,788)           135                           (2,653)
                                                 -----------    -----------    -----------       -----------
     Income from operations                           57,736         12,217           (988)           68,965
Interest expense                                     (10,230)           (90)          (374)(c)      (10,694)
Interest income                                        3,760             90                           3,850
                                                 -----------    -----------    -----------       -----------
     Income before taxes and minority interest        51,266         12,217         (1,362)           62,121
Income tax expense                                   (16,656)        (4,587)           504 (d)       (20,739)
                                                 -----------    -----------    -----------       -----------
     Income before minority interest                  34,610          7,630           (858)           41,382
Minority interest in income                           (2,551)            --                           (2,551)
                                                 -----------    -----------    -----------       -----------
     Net income                                  $    32,059    $     7,630    $      (858)      $    38,831
                                                 ===========    ===========    ===========       ===========


Net income per share
     Basic                                       $      1.67                                     $      1.59
     Diluted                                     $      1.65                                     $      1.56

Shares
     Basic                                            19,146                         5,310 (e)        24,456
     Diluted                                          19,398                         5,561 (e)        24,959




          The accompanying notes are an integral part of the pro forma condensed combined statement of income.

                       CHICAGO BRIDGE & IRON COMPANY N.V.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                       ($ in 000s, except per share data)


                                                  CB&I/HBI        PDM      PRO FORMA
                                                 AS ADJUSTED  HISTORICAL  ADJUSTMENTS     AS ADJUSTED
                                                 ---------    ---------    ---------       ---------
Revenues                                         $ 663,943    $ 181,055    $    --         $ 844,998
Cost of revenues                                   589,757      158,787          258 (a)     748,802
                                                 ---------    ---------    ---------       ---------
     Gross profit                                   74,186       22,268         (258)         96,196
Selling and administrative expenses                 49,607       15,967          483 (b)      66,057
Other operating income, net                         (2,366)        (247)                      (2,613)
                                                 ---------    ---------    ---------       ---------
     Income from operations                         26,945        6,548         (741)         32,752
Interest expense                                    (7,361)        --           (305)(c)      (7,666)
Interest income                                      2,201          223                        2,424
                                                 ---------    ---------    ---------       ---------
     Income before taxes and minority interest      21,785        6,771       (1,046)         27,510
Income tax expense                                  (7,564)      (2,708)         387 (d)      (9,885)
                                                 ---------    ---------    ---------       ---------
     Income before minority interest                14,221        4,063         (659)         17,625
Minority interest in income                         (1,820)          --                       (1,820)
                                                 ---------    ---------    ---------       ---------
     Net income                                  $  12,401    $   4,063    $    (659)      $  15,805
                                                 =========    =========    =========       =========


Net income per share
     Basic                                       $    0.71                                 $   0.69
     Diluted                                     $    0.70                                 $   0.68

Shares
     Basic                                          17,467                     5,310 (e)     22,777
     Diluted                                        17,792                     5,561 (e)     23,353



          The accompanying notes are an integral part of the pro forma condensed combined statement of income.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                         IN THOUSANDS, EXCEPT SHARE DATA




1.    CB&I AND PDM HISTORICAL DATA

      The CB&I/HBI As Adjusted balances represent the pro forma consolidated balance sheet of Chicago Bridge & Iron Company N.V. (CB&I) and Howe-Baker International, Inc. (HBI) as of September 30, 2000, and the pro forma consolidated statements of income of CB&I and HBI for the nine months ended September 30, 2000 and the twelve months ended December 31, 1999, as reported in the November 24, 2000 proxy filing. Subsequent to the filing of the proxy, a warrant was granted allowing for the purchase of 82,118 shares of Common Stock at an exercise price of NLG 0.01 per share. The diluted shares amount for EPS has been revised to reflect these warrants. The PDM historical balances represent the PDM combined balance sheet as of September 30, 2000 and combined statements of income for each of the indicated periods, as reported in the historical combined financial statements of PDM.

2.    NET ASSETS NOT ACQUIRED BY CB&I

      In accordance with the Purchase Agreement, CB&I did not purchase certain assets and liabilities of PDM including certain retention receivables and related party payables. Therefore, these assets and liabilities and their related impact on retained earnings were excluded from the unaudited pro forma condensed combined balance sheet.

3.    PRO FORMA ADJUSTMENTS

      The pro forma adjustments reflected in the pro forma condensed combined balance sheet give effect to the following based on CB&I's preliminary allocation of purchase price to PDM's net assets:

      (a) To reclassify PDM's deferred tax asset from current to non-current assets, to record consistently with CB&I.

      (b) To record the write-up of fixed assets to their depreciated replacement value, based on preliminary estimates. This write-up will be depreciated over 15 years.

      (c) To record the $28,658 excess of cost over the fair value of tangible net assets as intangible assets. This balance was allocated as follows:

                                                                AMORTIZATION
                                                                   PERIOD
          Goodwill                                    $ 28,658    40 years
          PDM historical intangible assets              (1,057)
                                                      --------
          Pro forma adjustment                        $ 27,601
                                                      ========


      (d) To record the following: (1) the reclassification of PDM's deferred tax asset of $1,186 discussed in (a) above; (2) a $365 increase in prepaid pension assets, (3) a $135 reduction in deferred tax asset on the pension asset adjustment discussed above; and (4) a reclassification to offset PDM's deferred tax liability of $127 discussed in (f) below.

      (e) To record $5,500 of acquisition-related costs.

      (f) To record a reclassification of deferred tax liability as discussed in
          (d) above.

      (g) To record the issuance of 5,309,710 shares of Common Stock at NLG0.01 par value and the issuance of a warrant allowing for the purchase of 251,598 shares of Common Stock at an exercise price of NLG0.01 per share. 837,692 shares were issued to Farinvest in exchange for $13.6 million in cash. 1,623,846 shares and the warrants were issued to First Reserve in exchange for $26.4 million in cash. The total $40 million in cash was used for the purchase of PDM. The remaining 2,848,172 shares were valued at the guaranteed price of $44 million. PDM has the right to require CB&I to repurchase $35 million of these shares.

      (h) The elimination of the PDM historical stockholder's equity and the capital structure of PDM under prior ownership.

      The pro forma adjustments reflected in the pro forma condensed combined statements of income give effect to the following:

      (a) To reflect $344 and $258 of incremental depreciation expense for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. Total pro forma depreciation expense includes the following amounts:


                                             12/31/99  9/30/00
                                             --------  -------
          CB&I/HBI As Adjusted                $20,211  $14,630
          PDM Historical                        3,694    2,958
          Pro forma adjustment                    344      258
                                             --------  -------
          Total pro forma expense             $24,249  $17,846
                                             ========  =======

      (b) To reflect $644 and $483 of incremental goodwill amortization expense for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. Total pro forma amortization expense includes the following amounts:

                                             12/31/99  9/30/00
                                             --------  -------
          CB&I/HBI As Adjusted                 $3,495   $2,956
          PDM Historical                          102       54
          Pro forma adjustment                    644      483
                                             --------  -------
          Total pro forma expense              $4,241   $3,493
                                             ========  =======


      (c) To record increased interest expense of $374 for the year ended December 31, 1999 and $305 for the nine months ended September 30, 2000, reflecting the additional borrowings under the CB&I revolving credit facility. The average interest expense rate for the CB&I revolving credit facility was 6.8% in 1999 and 7.4% in 2000.

      (d) To reflect income tax effect of deductible pro forma adjustments.

      (e) Incremental issuance of 5,309,710 shares of Common Stock and dilutive effect of 251,598, related to the warrant.